Exhibit 99.1
                                  PRESS RELEASE
                               UNIONBANCORP, INC.
                                Ottawa, Illinois
News Release

FOR IMMEDIATE RELEASE

                      UNIONBANCORP, INC. ANNOUNCES ADDITION
                             TO LOAN LOSS ALLOWANCE

OTTAWA, IL, December 28, 2001 - Charles J. Grako, President & Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the company will add $2.9 million to its allowance for loan losses during the fourth quarter of 2001. The measure was influenced by a single nonperforming seasoned commercial credit, which accounts for approximately 52% of the additional provision for loan losses. Throughout the fourth quarter, liquid collateral for the credit has diminished rapidly, along with a substantial decrease in sales.

In reaching the decision to provide $2.9 million (or approximately $0.44 per fully diluted share, net after-tax) to the allowance, management also considered several other issues surrounding credit-quality. Primary factors include the gradual deterioration of several seasoned loans, that has come about due to the recent adverse economic climate, a high level of nonperforming loans, a steady trend showing rising levels of past due loans and the overall uncertain economic climate, particularly impacting the manufacturing, transportation and travel industries.

Management believes that current issues within the portfolio are reflective of a challenging economic environment and mirror problems faced by peers throughout the financial community. The added provision is consistent with the Company's practice focusing on early identification of problem credits. This provision will result in an allowance for loan losses of $6.3 million, which will increase the Company's allowance-to-loan ratio to approximately 1.25%.

Commenting on the announcement, Grako remarked, "As many borrowers are finding themselves with declining cash flows, we have been forced to face the current state of the economy and swiftly and aggressively respond. The prudent lending practices we have in place will continue to guide us through periods of both economic prosperity and downturns by effectively combating external forces beyond our control and helping to neutralize market conditions."

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UnionBancorp, Inc. is a regional financial services company based in Ottawa,
Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance, Investment and Electronic Data Processing services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

Contact:    Charles J. Grako                    Kurt R. Stevenson
            President and                       Vice President and
            Chief Executive Officer             Chief Financial Officer
            UnionBancorp, Inc.                  UnionBancorp, Inc.
            (800) 352-8223                      (800) 352-8223
            cgrako@udnet.net                    ksteven@udnet.net


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